Exhibit 5.1

May 20, 2022

Hudson Global, Inc.

53 Forest Avenue

Old Greenwich, CT 06870

Ladies and Gentlemen:

We have acted as counsel to Hudson Global, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on or about May 20, 2022. The Registration Statement relates to registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 239,046 shares (the “Additional Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), reserved for issuance pursuant to the Hudson Global, Inc. 2009 Incentive Stock and Awards Plan (the “Plan”), and (ii) 261,144 shares of Common Stock underlying RSUs (the “Reoffer Shares”) previously issued under the Plan. We refer in this opinion letter to the Additional Shares and the Reoffer Shares collectively as the “Shares.”

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

In connection with our opinion expressed below, we have examined such documents and such matters of fact and law as we deem necessary to render the opinions contained herein. In our examination, we have assumed, but have not independently verified, the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified, facsimile or other copies, and the authenticity of all such documents. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.

Based upon the foregoing assumptions, and subject to the qualifications set forth in this opinion letter, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that the Shares that have been issued or that will be issued by the Company under and in accordance with the terms of the Plan, when sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law. We do not express any opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Baker & Hostetler LLP